UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)        March 18, 2009

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)
NEVADA
(State or other jurisdiction of incorporation)
001-32373	27-0099920
(Commission File Number)	(I.R.S. Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA	89109
(Address of principal executive offices)	(Zip Code)

(702) 414-1000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On March 18, 2009, Bradley H. Stone notified Las Vegas Sands Corp. (“LVSC”) and its wholly-owned subsidiary, Las Vegas Sands, LLC (“LVSLLC” and, together with LVSC, the “Company”), that he was resigning from his positions as the Company’s Executive Vice President and President of Global Operations and Construction. The effective date and the terms and conditions of Mr. Stone’s resignation have not yet been determined.

ITEM 7.01	REGULATION FD DISCLOSURE.

The Company is in discussions with the lenders under the Credit and Guaranty Agreement (the “Credit Agreement”), dated as of May 23, 2007, by and among LVSLLC as the borrower, certain affiliates of LVSLLC as guarantors, the various lenders thereunder, The Bank of Nova Scotia as administrative agent for the lenders, JPMorgan Chase Bank, N.A. as co-documentation agent, and Goldman Sachs Credit Partners, L.P., Lehman Brothers Inc. and Citigroup Global Markets, Inc., as joint lead arrangers, joint bookrunners and syndication agents, to amend the Credit Agreement. The proposed amendment would permit the Company to acquire term loans outstanding under the Credit Agreement, which term loans so acquired by the Company would be immediately cancelled and retired. Any purchases of term loans outstanding under the Credit Agreement by the Company would be conducted via a modified Dutch auction with a minimum repurchase offer of $25.0 million in aggregate stated principal amount per auction. If the proposed amendment is approved, the Company would be limited to acquiring no more than $800.0 million in aggregate stated principal amount of term loans currently outstanding through September 30, 2010. The proposed amendment will require the approval of the lenders holding a majority of the principal amount of loans outstanding under the Credit Agreement. There can be no assurances that the requisite lenders will approve the proposed amendment or that any repurchase offer transactions will be consummated. The Company has no present intention to repurchase term loans.

The information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 24, 2009

LAS VEGAS SANDS CORP.
By:	/s/ J. Alberto Gonzalez-Pita
Name: J. Alberto Gonzalez-Pita Title: Senior Vice President and General Counsel